                             ARTICLES OF AMENDMENT

                                     TO THE

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                                KIDS MART, INC.

                                ---------------

(Determining the preferences, limitations and relative rights of a series of Preferred Stock of the Corporation to be designated as "Series A Convertible Preferred Stock," pursuant to Section 607.0602 of the Florida Business Corporation Act)

                                ---------------

        Kids Mart, Inc., a corporation organized and existing under the Florida Business Corporation Act (the "Corporation"), in accordance with Sections
607.0602 and 607.1006 of the Florida Business Corporation Act, does hereby adopt these Articles of Amendment and certifies that:

        FIRST:  The name of the Corporation is Kids Mart, Inc.

        SECOND: The Amendment and Restated Article of Incorporation of the Corporation are hereby amended to include, immediately following "ARTICLE III - Capital Stock" thereof, a new "ARTICLE IIIA - Series A Convertible Preferred Stock" thereof, to read in its entirety as follows:

                      ARTICLE IIIA - Series A Convertible
                                Preferred Stock
                      -----------------------------------

        1. DESIGNATION AND NUMBER OF SHARES. There shall be a series of Preferred Stock of the Corporation designated as "Series A Convertible Preferred Stock" (the "Convertible Preferred Stock"). The Convertible Preferred Stock shall be perpetual and the number of shares constituting such series shall be 1,000,000. The par value of the Convertible Preferred Stock, as provided in Article III hereof, shall be $.0001 per share.

        2. RANK. The Convertible Preferred Stock shall rank, with respect to rights to receive dividends and rights to receive distributions upon the liquidation,
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winding up or dissolution of the Corporation (whether voluntary or involuntary): (a) senior to the Common Stock, par value $.0001 per share (the "Common Stock"), of the Corporation and senior to any class or series of Preferred Stock issued by the Corporation whose terms provide specifically that such class or series will rank junior to the Convertible Preferred Stock with respect to rights to receive payment of dividends or liquidation preference or whose terms fail to specify the ranking of such class or series relative to the Convertible Preferred Stock with respect to rights to receive payment of dividends or liquidation preference (together with the Common Stock, the "Junior Stock"), (b) on a parity with any class or series of Preferred Stock issued by the Corporation whose terms provide specifically that such series will rank on a parity with the Convertible Preferred Stock with respect to rights to receive payment of dividends and liquidation preference (the "Parity Stock") and (c) junior to any class or series of Preferred Stock issued by the Corporation whose terms provide specifically that such class or series will rank senior to the Convertible Preferred Stock with respect to rights to receive payment of dividends or liquidation preference (the "Senior Stock"). Senior Stock and Parity Stock may be issued by the Corporation only with the requisite consent of the holders of the shares of Convertible Preferred Stock in accordance with Section 6(b)(i) of this Article IIIA.

        3. DIVIDENDS AND DISTRIBUTIONS; CERTAIN PURCHASES. When and as dividends or distributions are declared upon the Common Stock, whether payable in cash, securities or other property (other than in Common Stock), the holders of the Convertible Preferred Stock shall be entitled to receive, for each share of Convertible Preferred Stock held by them, and amount of cash, securities or other property equal to the amount of such cash, securities or other property payable or distributable with respect to the number of shares of Common Stock into which such share of Convertible Preferred Stock is convertible on the record date for such dividend or distribution. The record date for any such dividend or distribution with respect to the Convertible Preferred Stock shall be the same as the record date for the relevant dividend or distribution payable or distributable with respect to the Common Stock. Without limiting the generality of the foregoing, in case the Corporation shall issue to holders of shares of the outstanding Common Stock generally any rights, options or warrants entitling them to subscribe for or purchase (i) shares of Common Stock, (ii) any assets of the Corporation or (iii) any securities of the Corporation (other than Common Stock) or of any corporation or entity other than the Corporation, whether or not such rights, options or warrants are immediately exercisable (hereinafter collectively called "Common Distributions"), the Corporation shall issue to the holders of outstanding shares of the Convertible Preferred Stock the Common Distribution to which they would have been entitled if they had converted the shares of Convertible Preferred Stock held by them into Common Stock immediately prior to the record date for the purpose of determining shareholders entitled to receive such Common Distribution.

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                So long as any Convertible Preferred Stock shall be
outstanding, the Corporation shall not declare any dividends on any Junior Stock (other than the Common Stock), or make any payment on account of, or set apart money for, a sinking fund or other similar fund or agreement for the purchase, redemption or other retirement of any shares of such Junior Stock, or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Corporation, other than a distribution consisting solely of such Junior Stock.

                So long as any Convertible Preferred Stock shall be outstanding, the Corporation shall not, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to, purchase, redeem or otherwise acquire for value any Common Stock or other Junior Stock or rights, options or warrants exercisable for or convertible into Common Stock or other Junior Stock; provided, however, that the foregoing shall not restrict or prohibit the Corporation from (i) issuing Common Stock or other Junior Stock upon the exercise or conversion of any such rights, options or warrants in accordance with their terms or (ii) purchasing, redeeming or otherwise acquiring, for amounts not in excess of their Current Market Price, shares of Common Stock from any employee of the Corporation, upon such person ceasing to be an employee of the Corporation, pursuant to the terms of a bona fide employment or other agreement with such employee that has previously been approved by the Corporation's Board of Directors; provided, however, that the aggregate purchases, redemptions and acquisitions pursuant to this clause (ii) in the initial five-year period following the Issue Date (as defined below) shall in no event exceed 250,000 shares of Common Stock (as adjusted for stock splits, combinations, dividends or reclassifications having a record date after the Issue Date) or (iii) purchasing up to 9,900 shares of Common Stock at prices not in excess of the book value per share on November 15, 1995 (estimated to be $5.02 per share) from former stockholders of Frost Hanna Acquisition Group, Inc. who voted against the merger approved at the special meeting of shareholders held on January 3, 1996.

        4. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution, reorganization or winding up of the Corporation, whether voluntary or involuntary, the holders of Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution of assets shall be made to the holders of the Common Stock or of any other shares of Junior Stock, a liquidating distribution in an amount equal to $10.00 per share (the "Liquidation Preference"), plus an amount equal to any accrued and accumulated but unpaid dividends thereon to the date of final distribution to such holders, whether or not declared, without interest. The holders of the Convertible Preferred Stock shall not be entitled to receive the Liquidation Preference and such accrued dividends, however, until the liquidation preference of any outstanding Senior Stock issued with the requisite consent of the holders of the shares of Convertible Preferred Stock in accordance with

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Section 6(b)(i) hereof shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full.

                If, upon any voluntary or involuntary liquidation, dissolution, reorganization or winding up of the Corporation, the assets available for distribution are insufficient to pay in full the amounts payable with respect to the Convertible Preferred Stock and any other outstanding shares of Parity Stock issued with the requisite consent of the holders of the shares of Convertible Preferred Stock in accordance with Section 6(b)(i) hereof, the holders of the Convertible Preferred Stock and of such other Parity Stock shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled.

                After payment to the holders of the Convertible Preferred Stock of the full preferential amounts provided for in this Section 4, the holders of the Convertible Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation.

                For purposes of this Section 4, neither the consolidation, merger or other business combination of the Corporation with or into another person nor a sale or transfer of all or substantially all of the assets of the Corporation will be deemed a liquidation, dissolution or winding up of the Corporation.

        5.      REDEMPTION.

                The shares of Convertible Preferred Stock shall not be redeemable.

        6.      VOTING.

                (a) No General Voting Rights. Except as otherwise provided in this Section 6 or as otherwise required by law, the Convertible Preferred Stock shall have no voting rights.

                (b) Other Voting Rights. Without the consent or affirmative vote of the holders of at least a majority of the outstanding shares of Convertible Preferred Stock (or such greater number as required by the Articles of Incorporation or applicable law), voting separately as a class to the exclusion of holders of any other shares of capital stock of the Corporation (either in writing without a meeting, if permitted by the Articles of Incorporation and applicable law, or by vote at any meeting called for that purpose), the Corporation may not:

                (i) create, authorize, issue, or increase the authorized amount of, any Senior Stock or any Parity Stock, or any obligation of security convertible or exchange-able into Senior Stock or Parity Stock, or reclassify any of its authorized stock into Senior Stock or Parity Stock;

                (ii) permit any direct or indirect subsidiary of the Corporation to issue any shares of its capital stock, or any obligation or security convertible or exchangeable into shares of its capital stock, to any person or entity other than the Corporation or a wholly owned subsidiary of the Corporation;

                (iii) issue any rights, options or warrants to purchase or otherwise acquire (or any other obligations or securities convertible or exchangeable into) any Common Stock, except (x) for issuances as distributions upon the Common Stock as permitted by and complying with the provisions of
Section 3 of this Article IIIA, (y) in the case of options, options to acquire up to an aggregate of 600,000 shares of Common Stock (as adjusted for stock splits, combinations, dividends or reclassifications having a record date after the Issue Date) pursuant to the Frost Hanna Acquisition Group, Inc. 1995 Stock Option Plan (as it exists on the Issue Date, as amended from time to time), or
(z) in the case of warrants, warrants to acquire up to an aggregate of 500,000 shares of Common Stock (as adjusted for stock splits, combinations, dividends or reclassifications having a record date after the Issue Date) at a per share exercise price not less than the Current Market Price for the Common Stock on the date prior to the date of issuance of such warrants;

                (iv) amend any of the terms, conditions or provisions of any warrants of the Corporation outstanding as of the Issue Date or any warrants of the Corporation issued pursuant to clause (z) of the immediately preceding paragraph (iii) of this Section 6(b) so as to lower the exercise price thereof or extend the exercise period; or

                (v) amend, alter or repeal (by any means whatsoever, including, without limitation, by merger, consolidation or Fundamental Change (as defined below) any provision of the Articles of Incorporation (including this Article
IIIA), if such action would (x) increase or decrease the aggregate number of authorized shares of Convertible Preferred Stock, (y) increase or decrease the par value of such shares or (z) amend, alter, repeal or change the powers, rights, privileges or preferences of the holders of shares of Convertible Preferred Stock so as to affect them adversely.

                For purposes of the foregoing provisions of this Section 6, each share of Convertible Preferred Stock shall have one vote per share.

        7.      CONVERSION RIGHTS.

                (a) General. From and after the issuance thereof, each holder of a share of Convertible Preferred Stock shall have the right, at the option of such holder, at any time to convert, upon the terms and provisions of this
Section 7, one or more shares of

Convertible Preferred Stock into fully paid and nonassessable shares of Common Stock of the Corporation (and such other securities and property as such holder may be entitled to as hereinafter provided). Such conversion of shares of Convertible Preferred Stock to shares of Common Stock shall be made at a conversion rate of one share of Convertible Preferred Stock for a number of shares of Common Stock equal to (i) $10.00 divided by (ii) the conversion price applicable per share of Common Stock at the time of conversion (the "Conversion Price"). The Conversion Price shall initially be $10.00. The Conversion Price shall be adjusted in certain instances as provided below.

        (b) Mechanics of Conversion. In order to convert shares of Convertible Preferred Stock into Common Stock, the holder or holders thereof shall surrender the certificate or certificates evidencing such shares of Convertible Preferred Stock at the office of the transfer agent for the Convertible Preferred Stock, which certificate or certificates shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer, accompanied by (i) a written notice to the Corporation that the holder elects so to convert all or a specified number of such shares of Convertible Preferred Stock and specifying the name or names (with address or addresses) in which a certificate or certificates evidencing shares of Common Stock are to be issued and (ii) if required pursuant to Section 7(g) hereof, an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid). If more than one share of Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Convertible Preferred Stock so surrendered.

        Subject to the next paragraph hereof, shares of Convertible Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares of conversion in accordance with the foregoing provisions (the "Surrender Date"), and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the surrender of a certificate or certificates for conversion and the receipt of the notice relating thereto (and in any event within five business days thereafter), the Corporation shall deliver or cause to be delivered to the person or persons entitled to receive the same: (i) a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion; (ii) any cash owed in lieu of any fraction of a share, determined in accordance with Section 7(f) hereof; (iii) if less than the full number of shares of Convertible Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted; and (iv) an



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amount in cash equal to the full cumulative dividends, if any, accrued but unpaid on such shares of Convertible Preferred Stock through the effective date of conversion.

        (c)   Adjustments to Conversion Price.   The Conversion Price shall be
adjusted from time to time as follows:

              (i) In case the Corporation shall pay or make a dividend or other distribution on any class of capital stock of the Corporation (including the Common Stock) in Common Stock, the Conversion Price in effect at the close of business on the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be reduced to a price determined by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and of which the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective at the opening of business on the day following the date fixed for such determination. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall be readjusted to be the Conversion Price which would then be in effect if such date fixed for the determination of shareholders entitled to receive such dividend or other distribution had not been fixed.

              (ii) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the close of business on the date upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the close of business on the date upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective at the opening of business on the day following the date upon which such subdivision or combination becomes effective.

              (iii) In case the Corporation shall issue or sell any shares of Common Stock for a consideration per share less than the Current Market Price as of the date of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the Current Market Price immediately prior to such issue or sale plus (y) the aggregate consideration received by the Corporation upon such issue or sale, and the denominator of which shall be the product of the total number of shares of Common Stock outstanding immediately after such issue or sale multiplied by the Current Market Price immediately prior to such issue or sale. Notwithstanding the foregoing, the provisions of this Section 7(c)(iii) shall not cause or require any adjustment to the Conversion Price in connection with:

                        (A) any issuance of shares of Common Stock as consideration for the acquisition of the business, assets or stock of another corporation or business entity, provided that
                (1) not more than 10% of the equity or voting stock of such other corporation or business entity is directly or indirectly owned, in the aggregate, by persons who are then serving, or who at any time between the Issue Date and the date of such issuance served, as a director or officer of the Corporation, and (2) the Corporation receives, at the time of consummation of such acquisition, a fairness opinion of a nationally recognized investment banker to the effect that the consideration to be paid by the Corporation in such acquisition is fair, from a financial point of view, to the Corporation and the holders of its Common Stock;

                        (B) the issuance or sale of up to an aggregate (measured over the period in which any shares of Convertible Preferred Stock are outstanding) of 2,000,000 shares of Common Stock (as adjusted for stock splits, combinations, dividends or reclassifications having a record date after the Issue Date), for less than the Current Market Price as of the date of such issue or sale, provided that (1) all such issuances or sales are to persons who are not then serving, and who have not at any time between the Issue Date and the date of such issuance or sale served, as directors or officers of the Corporation and (2) the per share proceeds to the Corporation of each such issuance or sale is in excess of one-fourth of the then applicable Conversion Price;

                        (C) any issuance of shares of Common Sock (i) upon conversion of the Convertible Preferred Stock, (ii) upon exercise of any warrants of the Corporation outstanding as of the Issue Date or (iii) upon exercise or conversion of any rights, options or warrants of the Corporation permitted, pursuant to the provisions of this Article IIIA, to be issued or outstanding; or

                        (D)   any underwritten public offering of Common Stock.



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
        (iv) If any Fundamental Change (as defined below) shall occur, then, as a condition of such Fundamental Change, lawful and adequate provisions shall be made whereby each holder of shares of Convertible Preferred Stock shall have the right to receive, upon the basis and upon the terms and conditions specified herein, in lieu of the shares of Common Stock immediately theretofore receivable upon conversion of such shares of Convertible Preferred Stock, only such cash, shares of stock, securities or assets (whether of the Corporation or another issuer) as may be issued or payable as a result of such Fundamental Change with respect to or in exchange for such number and class of shares of Common Stock issuable upon conversion of the shares of Convertible Preferred Stock immediately prior to the occurrence of the Fundamental Change. In the case of any Fundamental Change, appropriate provision shall be made with respect to the rights and interests of the holders of shares of Convertible Preferred Stock to the end that the provisions hereof (including without limitation provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of any conversion rights hereunder.

        (v) Notwithstanding any other provision of this Section 7, no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price; provided, however, that any adjustments which by reason of this paragraph (v) are not required to be made shall be carried forward and taken into account in determining whether any subsequent adjustment shall be required. Once the cumulative effect of any such adjustments that are carried forward would result in an increase or decrease of at least 1% in the Conversion Price, then the Conversion Price shall be changed to reflect all adjustments called for by this
Section 7 and not previously made.

        (vi) Notwithstanding any other provision of this Section 7, no adjustment to the Conversion Price shall reduce the Conversion Price below the then par value per share of the Common Stock, and any such purported adjustment shall instead reduce the Conversion Price to such par value.

        (vii) Whenever the Conversion Price is adjusted as provided herein, the Corporation shall compute the adjusted Conversion Price in accordance with this
Section 7 and shall prepare a certificate signed by the Treasurer of the Corporation setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjust-



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
ment is based, and the corporation shall mail a copy of such certificate as soon as practicable to the holders of record of the shares of Convertible Preferred Stock.

        (viii) In any case in which this Section 7 shall require that an adjustment shall become effective on the day following a record date for an event, the Corporation may defer until the occurrence of such event (i) issuing to the holder of any share of Convertible Preferred Stock, if such share is converted after such record date and before the occurrence of such event, the additional Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above Common Stock issuable upon such conversion before giving effect to such adjustment and (ii) paying to such holders any amount in cash in lieu of a fractional share of Common Stock pursuant to paragraph (f) of this Section 7; provided, however, that, upon request of any such holder, the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional Common Stock and such cash, upon the occurrence of the event requiring such adjustment.

        (d) Prior Notice of Certain Events.  In case at any time:

        (i) the Corporation shall (x) declare any dividend or any other distribution on its Common Stock or (y) declare or authorize a redemption or repurchase of any of the then outstanding shares of Common Stock or any other Junior Stock; or

        (ii) the Corporation shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants; or

        (iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock), or of any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation shall be required, or of the sale or transfer of all of substantially all of the assets of the Corporation for which approval of any shareholder shall be required or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

        (iv) of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

then, in any such case, the Corporation shall cause to be mailed to the holders of record of the Convertible Preferred Stock, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least twenty
(20) days prior to the applicable record date or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, repurchase or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, liquidation, dissolution or winding up. No failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice.

                (e) Reservation of Shares, etc. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of shares of Convertible Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Convertible Preferred Stock then outstanding. If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Convertible Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Convertible Preferred Stock on the new basis.

                If any shares of Common Stock required to be reserved for purposes of conversion of the Convertible Preferred Stock hereunder require stockholder approval or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor and cooperate with the holders to cause such shares to be duly approved as necessary. If the Common Stock is listed on the New York Stock Exchange or any other national securities exchange, the Corporation will, in good faith and as expeditiously as possible, endeavor, if permitted by the rules of such exchange, to list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Convertible Preferred Stock.

                (f) No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of Convertible


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
Preferred Stock. Instead of any fraction of a share which would otherwise be issuable upon conversion of any shares of Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Closing Price (as defined below) of a share of Common Stock (or, if there is no such Closing Price, the fair market value of a share of Common Stock, as determined in good faith by the Board of Directors or in any manner prescribed by the Board of Directors) at the close of business on the Trading Day immediately preceding the date of conversion.

                (g) Transfer Taxes, etc. The Corporation will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of Convertible Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

                (h) Automatic Conversion. If the Closing Price for the Common Stock is above the then applicable Conversion Price for each Trading Day in any period of six consecutive months following the Issue Date and, in any event, upon the fifth anniversary of the Issue Date, each share of Convertible Preferred Stock shall automatically be converted into shares of Common Stock based on the then applicable Conversion Price. Upon the occurrence of such event, the outstanding shares of Convertible Preferred Stock shall be converted into Common Stock automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Convertible Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder thereof notifies the Corporation or its transfer agent that such certificates have been lost, stolen, mutilated or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Convertible Preferred Stock, each holder of Convertible Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Convertible Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates representing the number of shares of Common Stock into which the shares of Convertible Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.


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
        8. EXCHANGES. Certificates representing shares of Convertible Preferred Stock shall be exchangeable, at the option of the holder, for a new certificate or certificates of the same or different denominations representing in the aggregate the same number of shares of Convertible Preferred Stock.

        9. OUTSTANDING SHARES. For purposes of this Article IIIA, all shares of Convertible Preferred Stock shall be deemed outstanding except for, from the date of issuance of certificates representing Common Stock in exchange for certificates representing Convertible Preferred Stock surrendered for conversion pursuant to Section 7 hereof, such shares of Convertible Preferred Stock which have been so converted into Common Stock or other securities or property pursuant to Section 7 hereof.

        10. STATUS OF CONVERTIBLE PREFERRED STOCK UPON RETIREMENT. Shares of Convertible Preferred Stock which are acquired by the Corporation or converted pursuant to Section 7 shall return to the status of authorized and unissued shares of Preferred Stock of the Corporation, without designation as to series. Upon the acquisition by the Corporation or conversion pursuant to Section 7 of all outstanding shares of Convertible Preferred Stock, all provisions of this
Article IIIA shall cease to be of further effect.

        11. DEFINITIONS. For purposes of this Article IIIA, the following terms shall have the meanings indicated:

                (a) "Closing Price" with respect to any securities on any day shall mean the closing sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in each case on the New York Stock Exchange, or, if such security is not listed or admitted to trading on such Exchange, on the principal national securities exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or if not so available, in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Corporation for that purpose.

                (b) "Current Market Price" shall mean, for purposes of any computation under Section 6(b)(iii)(z), the average of the daily Closing Prices per share of Common Stock on the day in question, and for purposes of any other computation hereunder, the average of the daily Closing Prices per share of Common Stock for the ten consecutive Trading Days immediately prior to the date in question.



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                (c) "Fundamental Change" shall mean the occurrence of any
transaction or event or series of transactions or events pursuant to which all or substantially all of the Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive cash, securities (including Common Stock in combination with other consideration), property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise).

                (d) "Issue Date" shall mean May 23, 1996.

                (e) "Trading Day" shall mean (x) if the applicable security is listed or admitted for trading on the New York Stock Exchange or another national securities exchange, a day on which the New York Stock Exchange or another national securities exchange is open for business or (y) if the applicable security is quoted on the Nasdaq National Market of The Nasdaq Stock Market, a day on which trades may be made on such Nasdaq National Market or (z) if the applicable security is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York or the State of Florida are authorized or obligated by law or executive order to close.

                THIRD: The Amendment to the Amended and Restated Articles of Incorporation of the Corporation set forth above was adopted on the 23rd day of May, 1996.

                FOURTH: Prior to the issuance of any shares of the Series A Convertible Preferred Stock, these Articles of Amendment were adopted by the Board of Directors of the Corporation without shareholder action and shareholder action was not required.



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        IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and these Articles of Amendment to be executed in its name by its President and attested to by its Secretary this 23rd day of May, 1996.

                                        KIDS MART, INC.



                                        By:  /s/  JEFFREY KOFFMAN
                                           -----------------------------------
                                        Name:  Jeffrey Koffman
                                        Title: Secretary



Attest:


  /s/  BERNARD TESSLER
----------------------------------
Name:  Bernard Tessler
Title: President






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